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                                                                   Exhibit 23(a)



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-______) and related Prospectus of Parkway Properties, Inc. for the registration of shares of its common stock, preferred stock, preferred stock represented by depositary shares with an aggregate public offering price of up to $250,000,000 and to the incorporation by reference therein of our report dated March 27, 1997, with respect to the consolidated financial statements of Parkway Properties, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in this Registration Statement of our reports on the statements of rental revenue and direct operating expenses included in Parkway Properties, Inc.'s Current Reports on Forms 8-K dated June 27, 1997, September 9, 1997, November 17, 1997 and February 18, 1998 and Current Reports on Forms 8-K/A dated May 14, 1997, August 25, 1997 and February 6, 1998.


                                                           ERNST & YOUNG LLP


Jackson, Mississippi
March 17, 1998